CONFIDENTIAL OFFER

Via Email

February 26, 2025
Dean General

I am very pleased to extend to you an offer of employment to join the Executive Leadership Team of Advantage Sales & Marketing LLC dba Advantage Solutions (the "Company") as the Chief Operating Officer – Branded Services of Advantage Solutions Inc. and its applicable direct and indirect subsidiaries (the "Company Group"), including the Branded Services segment. The Branded Services segment includes the headquarter sales business on behalf of CPGs, the retail merchandising business on behalf of CPGs, the supply chain as a service and business process optimization for CPGs as well as the company's marketing agency businesses. In this position, you will be appointed as an executive officer of the Company's publicly traded parent company, Advantage Solutions Inc. ("Pubco"), with all required disclosures included.

We look forward to your joining us, and to the contributions we are confident you will deliver for our Company, for our teammates, and for our investors. Barring any unexpected changes in the Company's business needs, the terms of this offer letter will remain in effect for a period of seven calendar days from the date of this letter; thereafter, the offer may no longer be available to accept. Terms of employment are at-will and are included below:

- ***Position***
  - You are offered the position of Chief Operating Officer – Branded Services which will be remote and reporting directly to me, the Chief Executive Officer. Your position will begin on a mutually agreed upon date subject to your having satisfied all pre-employment requirements. The Company will confirm your employment start date (the "Start Date") once all employment conditions have been satisfied, which shall be no later than thirty (30) days following the date you accept this letter.

  - You will devote substantially all of your business judgment, knowledge and skill to the performance of your duties with the Company Group, provided, however, that nothing herein or otherwise shall prevent you from (i) serving on the boards of directors of non-profit organizations, (ii) with written consent from the Company (not to be unreasonably withheld, delayed or conditioned), advising and serving on the boards of directors of non-competitive companies, (iii) participating in charitable, civic, educational, professional, community or industry affairs, and (iv) managing your personal investments and legal affairs.

- ***Compensation & Benefits***
  - *Base Salary*. You will receive a base salary of USD $50,000 per month (or $600,000 annualized), which shall be paid in accordance with the Company's bi-weekly payroll calendar, subject to applicable taxes and withholdings. The base salary as determined herein and increased from time to time shall constitute "Base Salary" for purposes of this letter agreement.

  - *Benefit Plans*. During your employment you will be eligible to participate in the Company's benefit programs including the Company's medical, dental, vision, 401(k), life insurance, short-term disability, and long-term disability plans. The existence and terms of any such benefit plans are subject to change, and your eligibility for and participation in such

plans are subject to the terms and conditions contained in those plans. We are offering a $2,000 one-time stipend to cover the cost of one month of COBRA premiums and a portion of the deductible under your current health plan. In addition to the regular health plan, you are eligible to participate in the Executive Medical program offered through the Mayo Clinic. Details will be provided to you upon employment.

- *Bonus Program*. During the term of your employment, you will be eligible to participate in the Company's Bonus Program (paid in March of the following calendar year) applicable to your position (the "Bonus Program"), subject to the terms and conditions of the Bonus Program. Your target bonus percentage is 80% of your Base Salary (the "Target Bonus"). The actual bonus amount each year is subject to the achievement of Company objectives, objectives of the Branded Services segment and other key performance mesaurements that are applied to other similarly situated executives, your calendar year bonus eligible earnings, and the terms and conditions of the Bonus Program. With respect to your first-year annual bonus (2025 bonus paid in March 2026), you will be entitled to receive a pro-rata portion (measured from the Start Date through December 31, 2025/divided by 365) of the greater of (x) your Target Bonus (the "Minimum Bonus") and (y) your payout under the Bonus Program based upon actual results (whichever amount is so calculated pursuant to the preceding formulat is referred to herein as the "2025 Bonus"). For the 2026 plan year and thereafter, your bonus amount will be subject to achievement of Company objectives, objectives of the Branded Services segment and other key performance mesaurements that are applied to other similarly situated executives, and will be paid out (if at all) in accordance with the Company's Bonus Plan. In addition, except as otherwise set forth herein, there will be no bonus payment awarded, including any partial or prorated bonus, if you depart the Company Group prior to the bonus payment date.

- *Equity Grant*. Beginning in 2026 and annually thereafter, subject to the discretion and approval of the Human Capital Committee of the Board of Directors, you will be eligible for an annual equity grant of up to $1,000,000 compromised of different equity components as the Human Capital Committee deems appropriate. As of the date of this letter it is anticipated that the such annual equity grant will consist of restricted stock units 30% - performance stock units 30% - stock options 40%, subject to the terms and conditions of the applicable annual equity design. Your participation in the annual equity program shall be pursuant to the same agreements and conditions that are available to executives of the Company Group, which report to the Chief Executive Officer.

- *Vacation and Other Time Away*. In this role, you will be eligible for vacation and floating holidays under the Company's Flexible, No Accrual Vacation and Floating Holiday policy. Your eligibility for other types of time away (such as sick time and leaves of absence) shall be in accordance with Company policy, subject to applicable law.

- *Signing Bonus*. You are eligible to receive a one-time signing bonus (the "Sign-On Bonus") in the gross amount of $250,000 payable on or about April 11, 2025 and a gross amount of $250,000 payable on or about July 15, 2025, subject to applicable taxes and withholdings. The Sign-On Bonus is intended to enable the Company to have the future benefit of your abilities, experiences, and services. The Sign-On Bonus shall be earned twelve (12) months from the Start Date (the "Earned Date"), prior to which time the Sign-On Bonus shall be subject to repayment (if previously paid) or forfeiture (if not yet paid) as provided in the following sentence. Because your departure from the Company would

prevent the Company from fully benefitting from its investment in the Sign-On Bonus, if your employment is terminated by either the Company for Cause or you without Good Reason prior to the Earned Date, you shall forfeit a pro-rata portion of the Sign-On Bonus for each month of service not yet completed ("Repayment Amount") and be required to repay the Company the Repayment Amount within fifteen (15) calendar days of your termination date. You shall not be eligible for a pro-rata payment for any partial month of service completed. (For illustration purposes, only, if you were to complete 8.5 months of service prior to termination, you would be required to repay 4 months' worth of the Sign-On Bonus). In the event your employment is terminated by the Company without Cause, by you with Good Reason or due to your death or disability, you shall not be required to repay any portion of the Sign-On Bonus. Notwithstanding anything stated here, the Sign-On Bonus does not create a guarantee of employment for any period of time or change the at-will of your employment.

- *Sign-On Equity Grant*. For the 2025 fiscal year you will be granted an initial equity grant with an aggregate value of $750,000, which will consist of restricted stock units 30% - performance stock units 30% - stock options 40% (collectively, the "Sign-On Grant"). Such Sign-On Grant is anticipated to occur on or about the first business day of the calendar month following your Start Date (e.g., if the Start Date is March 21, 2024, the grant would be effective on or about April 1, 2025). This Sign-On Grant would vest in equal installments over a three year period (subject to any alternative vesting and performance requirements in the case of the performance stock units).

- ***Relocation***. Initially, for the first 12 months, you may perform your duties remotely from the New York tri-state area but are expected to relocate to serve from a Midwest location mutually agreed upon by you and the Chief Executive Officer (e.g., Cincinnati being deemed appropriate). You will be eligible for relocation benefits subject to the terms and conditions of the Relocation Agreement, a copy of which will be provided to you under separate cover.

- ***Expenses***. You will be reimbursed in accordance with the Company's expense reimbursement policy for all out-of-pocket business, travel and entertainment expenses incurred and paid by you during your employment or in connection with the performance of your duties hereunder. In addition, upon presentation of appropriate documentation, the Company shall pay your reasonable counsel fees of up to $15,000 incurred in connection with the negotiation and documentation of this letter agreement and the equity agreements, and matters related hereto, payable within thirty (30) days following the date hereof, subject to the Company's receipt of invoices supporting such fees.

- ***Officer Protections***. You shall be entitled to execute with the Company or Pubco an Indemnification Agreement, substantially in the form of Exhibit 10.15 with the Company's most recent Annual Report on Form 10-K.

- ***Termination of Employment***. In the event of your termination of employment for any reason, you will be entitled to receive (i) any unpaid Base Salary through the date of termination, (ii) other than in the case of a termination of employment by the Company for Cause or by you without Good Reason, any amount earned but unpaid annual bonus under the Bonus Program with respect to a performance period ending on or prior to the date of termination, payable at the same time as it would have been paid had you not undergone a termination of employment, (iii) reimbursement for any unreimbursed business expenses incurred through the date of

termination, and (iv) all other payments or benefits to which you are entitled under the terms of any applicable compensation or equity arrangement or employee benefit plan or program of the Company Group.

- ***Severance***. If your employment is terminated by the Company without Cause or by you with Good Reason, you will be entitled to receive the following severance benefits: (i) your Base Salary (at the highest rate in effect during the 12 month period preceding the date of termination), payable in equal monthly installments over the twelve (12) month period following the date of termination (the "Severance Period"); (ii) the vesting of an additional number of your then outstanding time-based equity awards equal to (A) the amount of the equity awards scheduled to vest on the next applicable vesting date, multiplied by (B) a fraction, the numerator of which is the number of days worked in the vesting period through the date of termination and the denominator of which is the total number of days in the vesting period ending with the next applicable vesting date. To the extent equity awards that are subject solely to time-based vesting become vested pursuant to this paragraph, they shall vest immediately effective as your termination of employment.Notwithstanding the foregoing, any equity awards that vest in whole or in part based on performance shall be governed by the applicable award agreements. Notwithstanding anything to the contrary, solely with respect to the Sign-On Grant, if you are terminated without Cause prior to the second (2nd) anniversary of the Start Date, you shall be eligible ot receive one-third (1/3rd) of the Sign-On Grant, (subject to any alternative vesting and performance requirements in the case of the performance stock units), on the scheduled first vesting date (if you haven't received prior to the termination), and one-third (1/3rd) of the Sign-On Grant on the scheduled second vesting date (subject to any alternative vesting and performance requirements in the case of the performance stock units). Moreover, if you are terminated without Cause prior to the first (1st) anniversary of the Start Date, you will eligible to receive the 2025 Bonus (if you haven't received prior to the termination). If you elect to end your employment with the Company without Good Reason, or are terminated with Cause, you will not be eligible for severance benefits set forth in this paragraph. In addition to the foregoing, in order to be eligible for severance benefits in this paragraph or the COBRA benefits below, you must execute, deliver to the Company, and not revoke, a full and general release in a form reasonably acceptable to the Company, which release must become effective within sixty (60) days following your termination date, and remain in compliance with any and all restrictive covenants with the Company.

- "Cause" means one or more of the following apply to your termination: (1) you engaged in dishonesty or gross negligence in connection with your job duties if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such dishonesty or gross negligence is received by you from the Company, (2) you willfully or continually failed to perform your jobs duties if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such failure is received by you from the Company, (3) you breached a fiduciary duty including, without limitation the duty of loyalty to the Company, which breach, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such breach is received by you from the Company, (4) you engaged in intentional misconduct in connection with your job duties, which misconduct, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such misconduct is received by the Executive from the Company, (5) you violated a material written policy of the Company, including, without limitation, policies pertaining to harassment, discrimination or drug and alcohol use which violation, if curable in

the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such violation is received by you from the Company, (6) you are convicted or plead guilty to, a felony, or a misdemeanor involving moral turpitude, or (7) you materially breached a restrictive covenant with the Company, which breach, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such breach is received by you from the Company.

For the avoidance of doubt, "Cause" does not include any failure to achieve any performance targets, whether relating to you, the Company Group, or otherwise.

- "Good Reason" means termination of your employment for any of the following: (a) a reduction in the Base Salary or Target Bonus, other than a reduction of less than ten percent (10%) of Base Salary (and dervivately thereby the Target Bonus) made as part of a reduction in the base salary of all executive officers of the Company; (b) the prohibition on you from working remotely until your relocation has occurred, or, following your relocation, the relocation by the Company, to a location that is more than fifty (50) miles from your then current principal place of employment; or (c) any material breach by the Company Group of this Agreement. Notwithstanding the foregoing, you shall not have "Good Reason" to terminate your employment in connection with any of the foregoing events unless (1) you provide the Company prior written notice of such termination, and such notice is provided within ninety (90) days of the initial occurrence of the event constituting Good Reason; (2) such termination is conditioned upon the Company failing to cure the event constituting Good Reason within the thirty (30)-day period following provision of notice; and (3) the Company fails to cure such event constituting Good Reason within such thirty (30)-day period.

- ***COBRA***. You will be entitled during the Severance Period to payment of the Company's portion of post-employment Company-sponsored health insurance premiums under COBRA (at the same levels and costs in effect on the date of termination (excluding, for purposes of calculating cost, an employee's ability to pay premiums with pre-tax dollars) and subject to your valid election to continue healthcare coverage under COBRA subject to applicable taxes and withholdings; provided, that if you become covered by the health insurance policy of any subsequent employer during the Severance Period, the continuation of such health insurance coverage and premium payment by the Company shall cease.

- ***Section 409A***. The parties hereto acknowledge and agree that this letter agreement and the payments and benefits herein, are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and shall be interpreted accordingly. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything in this letter agreement to the contrary, any compensation or benefits payable under this letter agreement that is designated under this letter agreement as payable upon your termination of employment shall be payable only upon your "separation from service" with the Company Group within the meaning of Section 409A (a "Separation from Service") and, except as provided below, any cash severance installments shall not commence until the sixtieth (60th) day following your Separation from Service (the "First Payment Date"). Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the First Payment Date and the remaining payments shall be made as provided in this letter agreement. If you are a "specified employee"

(within the meaning of Code Section 409A) as of your Separation from Service, payment of any amounts under this letter agreement (or under any severance arrangement pursuant to this letter agreement) which constitute the payment of nonqualified deferred compensation (within the meaning of Code Section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code Section 409A).To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under this letter agreement shall be provided in accordance with the following (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this letter agreement shall not be subject to liquidation or exchange for another benefit.

- ***Other Important information***

  - No Other Representations. By accepting employment with the Company, you will be affirming the representations in this letter and representing that no one at the Company has made any other promises or statements upon which you have relied that are different from those in this letter. This letter agreement is a binding contract and may not be modified or amended except by a written agreement, signed by the Company and by you. This letter agreement shall be governed by the laws of the State of Missouri, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

  - Restrictive Covenants. This offer is contingent upon your executing the Company's Confidentiality, Property Protection, and Non-Solicitation Agreement (the "CPPNSA") as part of your On-Boarding paperwork.

  - Policies & Procedures. Employment with the Company is subject to its policies and procedures including, without limitation, those set forth in the Associate Handbook and Code of Business Conduct & Ethics, copies of which are made available to you as part of the on-boarding process and during employment. Upon hire, you can also find legally required notices (such as those required under state or local law) through the Policies & Procedures site which can be found on the Company's internal website, www.connectshub.com. By accepting an offer of employment with the Company, you agree to comply with all such policies and procedures (and any changes thereto).

  - No Prior Obligations in Conflict with Employment with the Company. By signing below and accepting this offer of employment, you represent and agree that, if hired: (a) your employment with the Company and compliance with the terms and conditions of such employment will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound, (b) you have not, and in connection with your employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which you are or may be bound, and (c) in connection with your employment with the Company you will not use any confidential or

proprietary information you may have obtained in connection with employment with any prior employer (other than the Company and its affiliated entities prior to the date of your employment with the Company).

- *Reasonable Accommodations*. Offers of employment with the Company are contingent on an individual's being able to perform the essential functions of the job with or without a reasonable accommodation. The Company is committed to providing such reasonable accommodations as required by law. If you believe you need an accommodation to participate in the on-boarding process, perform the essential duties of the position you are being offered, or enjoy the benefits or privileges of employment, you are encourage to contact the Company's Workplace Accommodations Department at 888.985.0349 leaveandaccommodations@advantagesolutions.net to request an accommodation, which will be evaluated on an individualized basis through an interactive process.

- ***At Will Employment***. Employment with the Company is "at will", which means that either you or the Company can end the employment relationship at any time, with or without Cause, subject to the provisions hereof. No one at the Company has authority to promise you anything different, unless in writing and signed by the Company's Chief Executive Officer.

- ***Additional Conditions of Employment Offer***. Employment with the Company is conditioned upon your:

  - acceptance of the terms of this offer, as indicated by your timely execution and return of this offer letter;
  - timely and proper completion of federal and any applicable state employment eligibility requirements (including, but not limited to, the federal form I-9);
  - timely and satisfactory completion all new hire paperwork relevant to the position you are being offered; authorizing and satisfying a background check (including, without limitation, a criminal history and/or motor vehicle record check), prior to and/or anytime post-conditional offer or during employment, subject to applicable law including any necessary disclosures.

Dean, I am excited at the prospect of having you join us and look forward to the contributions you can make here.

Sincerely,

DocuSigned by:
3CDAED9CF49849E...

Dave Peacock
Chief Executive Officer

ACCEPTANCE

By signing below, I accept this offer of employment as Chief Operating Officer - Branded Services for the Company, on the terms outlined above and acknowledge that my employment with the Company, if hired, will be on an at-will basis.

Dean General — Date: 2/27/2025

8001 Forsyth Boulevard
Suite 1025
Clayton, MO 63105

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